Exhibit 10.87

AMENDED
LIFE INSURANCE SPLIT DOLLAR
ENDORSEMENT METHOD AGREEMENT
Insurers and Policy Numbers:    Massachusetts Mutual Life Insurance Company
39142000
Bank:                        Central Valley Community Bank
Insured:                    James J. Kim
Relationship of Insured to Bank:        EVP & Chief Operating Officer
This Amended Life Insurance Split Dollar Endorsement Method Agreement (the "Agreement") is made effective as of April 1, 2020, and is entered into by and between Central Valley Community Bank (the "Bank") and James J. Kim (the "Insured"), each a "Party" and together the "Parties." This Agreement supersedes and amends in its entirety that certain Life Insurance Split Dollar Endorsement Method Agreement by and between the Bank and the Insured, effective February 1, 2019 (the "Prior Agreement").
AGREEMENT
The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS
Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP
Title and ownership shall reside in the Bank for its use and for the use of the Insured in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS
The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured's share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD
The Bank intends to pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT
Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS
Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.
Upon death of the Insured prior to a Termination of Employment with the Bank, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to a lump sum payment equal to the present value of the Retirement Benefit under that certain Executive Salary Continuation Agreement between the Bank and Insured dated of even date herewith (the "Salary Continuation Agreement"), assuming that the payments would begin on the date of death and continue for one hundred and eighty months, or one hundred percent (100%) of the total proceeds of the policy as of the date of death, whichever amount is less. Present value calculations shall be made using the assumptions set forth in Section IX(K) of the Salary Continuation Agreement.

B.
Upon death of the Insured following Retirement or Termination of Employment with the Bank, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to a lump sum payment equal to the present value of one hundred percent (100%) of the sum of all remaining payments, if any, that would have been made under the Salary Continuation Agreement but for the Insured's death, or one hundred percent (100%) of the total proceeds of the policy as of the date of death, whichever amount is less. If no benefits are payable to the Insured pursuant to the Salary Continuation Agreement following Termination of Employment, no benefit shall be payable under this Agreement. Present value calculations shall be made using the assumptions set forth in Section IX(K) of the Salary Continuation Agreement.

C.	The Bank shall be entitled to the remainder of such proceeds.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

E.	For purposes of this Agreement, "Termination of Employment", "Retirement", "Retirement Benefit" and "Change In Control" shall have the same meanings as set forth in the Salary Continuation Agreement.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY
During the Insured's life, the Bank shall at all times be entitled to an amount equal to the policy's cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender. Notwithstanding the foregoing, upon Insured's death, the proceeds of the policy shall first be used to satisfy the obligations to Insured's beneficiaries set forth in Paragraph VI.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS
In the event the policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT
This Agreement shall terminate upon the occurrence of any one of the following:

1.	In the event benefits become payable to the Insured following a Change In Control pursuant to Section VI of the Salary Continuation Agreement;

2.
The Insured shall be discharged from employment with the Bank for cause. The term for "cause" shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit; or

3.	Surrender, lapse, or other termination of the Policy by the Bank.
Upon termination of this Agreement pursuant to (2) or (3) above, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to above shall be the greater of:

(a)	The Bank's share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

(b)	The amount of the premiums which have been paid by the Bank prior to the date of such assignment, plus interest.
If within said fifteen (15) day period, the Insured fails to exercise the option, fails to tender the required cash payment, or dies, then the option shall terminate, and the Insured (or assignee) agrees that all of the Insured's rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.
The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured's option to receive an absolute assignment of the policy as set forth herein.
Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS
The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES
This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS
The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"):

A.	Named Fiduciary and Plan Administrator
The "Named Fiduciary and Plan Administrator" of this Life Insurance Split Dollar Endorsement Method Agreement shall be Central Valley Community Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may delegate to others certain management and operational responsibilities, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy

The funding policy for this Agreement shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits
Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures
Claim forms or claim information as to the subject policy can be obtained by contacting Equias Alliance at (831) 373-4614. When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, he or she should contact the office named above, and either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.
In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, he or she should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER
Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT
The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XV.	AMENDMENT OR REVOCATION
It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank, provided however that following a Change in Control of the Bank (as that term is defined in the Salary

Continuation Agreement), this Agreement may only be modified by the mutual consent of the Bank and Insured.

XVI.	EFFECTIVE DATE
The Effective Date of this Agreement shall be the date first stated above.

XVII.	SEVERABILITY AND INTERPRETATION
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.	APPLICABLE LAW
The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

XIX.	USE OF TRADE SECRETS AND SOLICITATION AFTER TERMINATION OF EMPLOYMENT
In further consideration of this Agreement, Executive agrees not to use Bank's trade secrets and confidential information to compete with Bank at any time, directly or indirectly. As further consideration, for a period of one (1) year following termination of his employment, Executive agrees not to solicit, directly or indirectly, (A) any employees of Bank or consultants to Bank who are located within the state of California to terminate such employment or consulting arrangement or to work for anyone in competition with Bank; and (B) any Bank customers who are known to Executive as a result of his employment with Bank. In the event that Executive breaches his obligations under this section, Bank shall have the right, in its sole discretion, to not pay any benefit due Executive under this Agreement.
Executed at Fresno, California on April 23, 2020.

BANK CENTRAL VALLEY COMMUNITY BANK By: /s/James Ford James Ford President and Chief Executive Officer	INSURED /s/ James J. Kim James J. Kim EVP COO

BENEFICIARY DESIGNATION FORM
FOR LIFE INSURANCE SPLIT DOLLAR
ENDORSEMENT METHOD AGREEMENT

PRIMARY DESIGNATION:
Name                Address                Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Life Insurance Split Dollar Endorsement Method Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

James J. Kim                        Date